BIOTEN GENERAL PARTNERSHIP
                             THIRD QUARTER 1998

(i) In June 1998, the BIOTEN Partnership formed a special purpose offshore company in Mauritius called BIOTEN GPM to serve as a provider in connection with BIOTEN Partnership's proposed Opportunity in India.

     BIOTEN Partnership is currently installing the final components necessary to commence start-up procedures by December 31, 1998 at its Tennessee facility. EUA is currently seeking an investment partner to form a strategic alliance for the continued development of the BIOTEN Partnership's patented biomass-fired electric generation technology. EUA has provided funding through October 1998. EUA BIOTEN has issued a collateralized promissory note to BIOTEN General Partnership to provide funding through December 31, 1998.

(ii) EUA Energy Investment advanced $472,000 in loans to BIOTEN in the third quarter of 1998. On a cumulative basis EUA Energy has invested $13,030,543 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through September 30, 1998.

                          BIOTEN GENERAL PARTNERSHIP
                    CONSOLIDATED CONDENSED BALANCE SHEET
                             September 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                 $12,481
    Land                                                48
          Total fixed Assets                        12,529
Current Assets:
    Cash and temporary Cash Investments                (96)
    Prepaid expenses                                    30
          Total Current Assets                         (66)

Other Assets:
    Intangible assets                                  776
TOTAL ASSETS                                       $13,239

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $  275
    accrued expenses                                 1,870
         Total Current Liabilities                   2,145

Other Liabilities:
    Due to partners                                  7,548
         Total Liabilities                           7,548

Partners' Capital:
    Partners' Capital - EUA Bioten                   3,470
    Partners' Capital - Bioten LLC                      76
         Total Partners' Capital                     3,546

Total Liabilities and Partnership Capital          $13,239


                        BIOTEN GENERAL PARTNERSHIP
                        CONDENSED INCOME STATEMENT
      For the Quarter ended and year to date period ended September 30, 1998
                                   (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses       79                584
          Total Operating Expenses            79                584
Operating Income (Loss)                      (79)              (584)
Interest Expense, net                         27                 74
Net Income (Loss)                          ($106)             ($658)


                         BIOTEN GENERAL PARTNERSHIP
                          STATEMENT OF CASH FLOWS
                      For the Year Ended September 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(658)
    Net change in current assets and liabilities       664
       Net Cash (used in) Operating Activities           6
Investing Activities:
    Capital Expenditures                            (3,753)
       Net cash (used in) Investing Activities      (3,753)
Financing Activities:
    Capital Contributions and working Capital notes  3,498
       Net cash provided from Financing Activities   3,498
    Net (decrease) in cash                            (249)
Cash at December 31, 1997                              153
Cash at September 30, 1998                            ($96)